Exhibit 5.7

1180 Peachtree Street Atlanta, Georgia 30309 www.kslaw.com

King & Spalding LLP Direct Dial: 404/572-4600 Direct Fax: 404/572-5132 www.kslaw.com

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as Georgia counsel to CHS/Community Health Systems, Inc. (the “Company”) and the Georgia Guarantors (as defined below), each organized and existing under the laws of the State of Georgia, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,000,000,000 aggregate principal amount of the Company’s 5.125% senior secured notes due 2021 (the “Secured Exchange Notes”) that are to be general senior secured obligations of the Company and unconditionally guaranteed on a senior secured basis by Community Health Systems, Inc. (“Holdings”) and certain of the Company’s current and future domestic subsidiaries (collectively, the “Subsidiary Guarantors”), including the Georgia entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “Georgia Guarantors”), and $3,000,000,000 aggregate principal amount of the Company’s 6.875% senior unsecured notes due 2022 (the “Unsecured Exchange Notes,” and, together with the Senior Exchange Notes, the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the Georgia Guarantors. The Secured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”).

CHS/Community Health Systems, Inc.

September 17, 2014

The Secured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.125% senior secured notes due 2021 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Secured Notes Registration Rights Agreement”). The Unsecured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 6.875% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch and Credit Suisse, each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Unsecured Notes Registration Rights Agreement,” and, together with the Secured Notes Registration Rights Agreement, the “Registration Rights Agreements”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following (collectively, the “Documents”):

(i) the articles of incorporation, bylaws, operating agreements and partnership agreements, as applicable, for each Georgia Guarantor;

(ii) the certificate with respect to various factual matters signed by an officer of each of the Georgia Guarantors and dated the date of this opinion (the “Officers’ Certificate”);

(iii) Certificates of Good Standing of each of the Georgia Guarantors, each dated August 20, 2014;

(iv) the Secured Notes Registration Rights Agreement;

(v) the Unsecured Notes Registration Rights Agreement;

(vi) the Secured Notes Indenture;

(vii) the Unsecured Notes Indenture;

(viii) the forms of Exchange Notes;

(ix) the Registration Statement; and

(x) the prospectus contained in the Registration Statement (the “Prospectus”).

We have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such documents, records, agreements and certificates as we have considered relevant hereto. In all such examinations, we have assumed the genuineness of signatures on original documents and the

CHS/Community Health Systems, Inc.

September 17, 2014

conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have also assumed that each agreement referred to in this letter has been duly authorized, executed and delivered by, and is a legal, valid, binding and enforceable obligation of, each party thereto other than the Georgia Guarantors. We have also relied, as to various matters relating to this opinion, on the certificates of public officials and officers of the Georgia Guarantors referenced above.

Additionally, we have, with your consent, assumed and relied upon the following without undertaking any independent investigation or inquiry:

(a) with respect to the factual matters set forth herein, the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us;

(b) Each of the Company, Holdings and each of the Subsidiary Guarantors other than the Georgia Guarantors is duly organized, validly existing and in good standing under the laws of all jurisdictions where each is conducting its business or otherwise required to be so qualified to do business and has full power and authority to execute, deliver and perform under the agreements referenced herein, and all such documents have been duly and validly authorized, executed and delivered by the Company, Holdings and the Subsidiary Guarantors other than the Georgia Guarantors; and

(c) the absence of duress, fraud or mutual mistake of material facts on the part of parties to the agreements referenced herein.

In respect to representations, statements and certificates referred to above, we have not undertaken to verify independently the representations, statements and certifications made; provided, however, that we are not aware of any facts or circumstances affecting the accuracy of such representations, statements or certifications. The opinion set forth in paragraph 1 below as to the existence of each of the Georgia Guarantors is based solely on a review of the certificates of public officials referenced above.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. Insofar as any Document invokes the laws of any state or jurisdiction other than Georgia as applicable to the construction, validity, binding effect or enforceability of such Document, we have assumed, with your consent, that the laws of such state or jurisdiction do not differ from Georgia law with respect to such matters. No opinion is expressed with respect to the enforceability of any choice of law provision.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Each Georgia Guarantor is validly existing and in good standing under the laws of the State of Georgia.

CHS/Community Health Systems, Inc.

September 17, 2014

(2) Each Georgia Guarantor has the requisite corporate, limited liability company or partnership power, as applicable, to execute, deliver and perform its obligations under the Indentures, including its guarantee of the Exchange Notes.

(3) The execution and delivery by each Georgia Guarantor of the Indentures and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indentures, have been duly authorized by each Georgia Guarantor.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

*        *        *         *        *

CHS/Community Health Systems, Inc.

September 17, 2014

This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

Very truly yours,

/s/ King & Spalding

King & Spalding LLP

Schedule I

Georgia Guarantors

Name of Guarantor	State of Organization
Monroe HMA, LLC	Georgia
QHG Georgia Holdings, Inc.	Georgia
QHG Georgia, LP	Georgia
Winder HMA, LLC	Georgia